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                                                                    EXHIBIT 99.1

                             THE UNIMARK GROUP, INC.
                                                                    NEWS RELEASE

                              FOR IMMEDIATE RELEASE

               THE UNIMARK GROUP, INC. ANNOUNCES DIRECTOR CHANGES

Bartonville, TX January 15, 2002 -- The UniMark Group, Inc. (OTC Bulletin Board:
"UNMG.OB") announced today changes in its Board of Directors. At a meeting of the Company's Board of Directors, held on January 9, 2002, the Board accepted the resignation of Jerry W. Johnson, who resigned for personal reasons, and unanimously approved the appointment of Iain Aitken to the Board to fill the newly-created vacancy.

Mr. Iain brings with him to UniMark an extensive background of financial and banking experience. Currently, Mr. Iain is a Senior Advisor to the Soros Private Funds Management LLC, an affiliate of UniMark's largest shareholder. Prior to his joining Soros in September 2000, Mr. Iain served for nine years as an officer of ABN AMRO Bank N.V., one of the world's largest financial institutions, with an emphasis on real estate and debt restructuring.

ABOUT THE UNIMARK GROUP, INC.

The UniMark Group, Inc. is a vertically integrated citrus and tropical fruit growing and processing company supplying major branded food companies in the United States and selected countries worldwide. Substantially all of the Company's operations are in Mexico.

Further information about UniMark may also be obtained from a number of sources via the Internet. Government filings may be accessed through www.freeedgar.com or www.sec.gov and at http://finance.yahoo.com.

COMPANY CONTACT:                    Emilio Castillo Olea, President and CEO
                                    or, David E. Ziegler, CFO/Investor Relations
                                    817-491-2992



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